EX-28.d.2.n.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND WELLS CAPITAL MANAGEMENT, INC.

Effective March 24, 2008

Amended January 24, 2011*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Large Cap Growth Fund	0.35% on all Subadviser Assets

NVIT Multi-Manager Mid Cap Growth Fund	0.40% on Subadviser Assets up to $200 million; 0.32% on Subadviser Assets of $200 million and more but less than $500 million 0.30% on Subadviser Assets of $500 million and more

*	As approved at the Board of Trustees Meeting held on December 14, 2010.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
WELLS CAPITAL MANAGEMENT, INC.

By:	/s/ Matt Marotz
Name:	Matt Marotz
Title:	Client Service Manager